Pricing Term Sheet	Issuer Free Writing Prospectus
Dated November 28, 2017	Filed Pursuant to Rule 433
Registration Statement No. 333-213681
Supplementing the Preliminary
Prospectus Supplement dated November 28, 2017
(To the Prospectus dated September 16, 2016)

$1,000,000,000 3.950% Senior Notes due 2027

The information in this pricing term sheet relates to the offering (the “Offering”) of 3.950% Senior Notes due 2027 (the “Notes”) of SYNCHRONY FINANCIAL (the “Issuer”), and should be read together with the preliminary prospectus supplement dated November 28, 2017 relating to the Offering, and the accompanying prospectus dated September 16, 2016 included in the Issuer’s Registration Statement on Form S-3 (File No. 333-213681) (as supplemented by such preliminary prospectus supplement, the “Preliminary Prospectus”).

The information in this pricing term sheet supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Terms used but not defined herein have the meanings given in the Preliminary Prospectus.

Issuer:	SYNCHRONY FINANCIAL

Expected Ratings (Outlook)*:	BBB- (Stable) / BBB- (Stable) (S&P / Fitch)

Title of Securities:	3.950% Senior Notes due 2027

Ranking:	Senior Unsecured

Maturity Date:	December 1, 2027

Principal Amount:	$1,000,000,000

Price to Public:	99.714%

Net Proceeds to Issuer (before estimated offering expenses):	$991,640,000

Treasury Benchmark:	2.250% due November 15, 2027

Treasury Benchmark Price:	99-08

Treasury Benchmark Yield:	2.335%

Spread to Treasury Benchmark:	+165 basis points

Yield to Maturity:	3.985%

Interest Rate:	3.950%

Day Count Convention:	30/360, Following Unadjusted

Business Day Convention:	New York

Interest Payment Dates:	Interest on the Notes will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2018.

Optional Redemption:

At any time and from time to time prior to September 1, 2027 (three months prior to the maturity date of the Notes), make-whole redemption at a discount rate equal to the applicable Treasury Rate (as defined in the Preliminary Prospectus), plus 25 basis points.

At any time and from time to time on or after September 1, 2027 (three months prior to the maturity date of the Notes), the Issuer may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date of the Notes to be redeemed.

CUSIP / ISIN:	87165B AM5 / US87165BAM54

Format:	SEC Registered

Denominations:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

Method of Settlement:	DTC

Trade Date:	November 28, 2017

Settlement Date:	December 1, 2017 (T+3)

Joint Book-Running Managers:	Barclays Capital Inc., Mizuho Securities USA LLC and Morgan Stanley & Co. LLC

Senior Co-Manager:	TD Securities (USA) LLC

Co-Managers:	Blaylock Van, LLC, CastleOak Securities, L.P., Mischler Financial Group, Inc., R. Seelaus & Co., Inc. and The Williams Capital Group, L.P.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time. Each credit rating should be evaluated independently of any other credit rating.

It is expected that delivery of the notes will be made against payment therefor on or about December 1, 2017, which will be the third business day after the date of this prospectus supplement. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this prospectus supplement will be required, by virtue of the fact that the notes will settle in three business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisors in this regard.

SYNCHRONY FINANCIAL (the “Issuer”) has filed a registration statement (including a prospectus) and a preliminary prospectus supplement dated November 28, 2017 with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the accompanying prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement related to the offering and the accompanying prospectus may be obtained from: Barclays Capital Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration, telephone collect at 1-888-603-5847, Mizuho Securities USA LLC, 320 Park Avenue, 12th Floor, New York, New York 10022, telephone: 1-866-271-7403 and Morgan Stanley & Co. LLC, 180 Varick Street, New York, New York 10014, telephone: 1-866-718-1649, email: prospectus@morganstanley.com.

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT BY BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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